Exhibit 99.6
ENSTAR GROUP LIMITED
UNAUDITED PRO FORMA CONDENSED COMBINED
FINANCIAL STATEMENTS
     The following unaudited pro forma condensed combined financial statements are based on the historical financial statements of Enstar Group Limited (“Enstar”) and Gordian Runoff Limited, TGI Australia Limited, AG Australia Holdings Ltd., Gordian Runoff (UK) Limited, Shelly Bay Holdings Limited (formerly AMP General Insurance Holdings Limited), Enstar Australia Limited (formerly Cobalt Solutions Australia Limited), Harrington Sound Limited (formerly AMP General Insurance Limited), and Church Bay Limited (formerly AMPG (1992) Limited) (the acquired companies collectively, “Gordian”), and have been prepared to illustrate the effects of the acquisition of all of the outstanding share capital of Gordian by Enstar Australia Holdings Pty Limited (“Enstar Australia”), a wholly-owned subsidiary of Enstar, which was completed on March 5, 2008. The following data is presented as if the acquisition was completed as of December 31, 2007 for the unaudited pro forma condensed combined balance sheet and as of January 1, 2007 for the unaudited pro forma condensed combined consolidated statement of earnings. The unaudited condensed combined pro forma financial information (i) is based on the acquisition price paid by Enstar of approximately $405.4 million to the former shareholders of Gordian and (ii) reflects the purchase of Gordian under the purchase method of accounting and represents a current estimate of the financial information based on available information from Enstar and Gordian.
     The pro forma information includes adjustments to record the assets and liabilities of Gordian at their estimated fair market values and is subject to adjustment as additional information becomes available and as additional analyses are performed. To the extent there are significant changes to Gordian’s business, the assumptions and estimates herein could change significantly. The pro forma financial information is presented for illustrative purposes only under one set of assumptions and does not reflect the financial results of the combined companies had consideration been given to other assumptions or to the impact of possible operating efficiencies, asset dispositions, and other factors. Further, the pro forma financial information does not necessarily reflect the historical results of the combined company that actually would have occurred had the transaction been in effect during the period indicated or that may be obtained in the future. The unaudited pro forma condensed combined financial statements should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the historical financial statements, including the related notes, of Enstar covering the twelve-month period ended December 31, 2007 included in Enstar’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007, which was filed with the United States Securities and Exchange Commission on February 29, 2008, as well as the historical financial statements of Gordian included elsewhere in this Current Report on Form 8-K, with the exception of historical information for AG Australia Holdings Ltd., Gordian Runoff (UK) Limited and Shelly Bay Holdings Limited (formerly AMP General Insurance Holdings Limited) as these entities were materially insignificant to the transaction as a whole.

ENSTAR GROUP LIMITED
UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED BALANCE SHEET
As of December 31, 2007
(Expressed in thousands of U.S dollars)

	Enstar Group	Gordian	Adjustment		Combined
	Limited		Entries
Assets

Total investments	$637,196	$393,841			$1,031,037
Cash and cash equivalents	995,237	633,400	(89,390	)(a)	1,396,999
			(142,248	)(b)
Restricted cash and cash equivalents	168,096				168,096
Reinsurance balances receivable	465,277	145,186	(37,630	)(c)	572,833
Other assets	151,337	355,911	(18,867	)(c)	158,837
			(329,544	)(b)

Total Assets	$2,417,143	$1,528,338	$(617,679)		$3,327,802

Liabilities

Loss and loss adjustment expenses	$1,591,449	$578,052	$(29,917	)(c)	$2,139,584
Reinsurance balances payable	189,870	8,214	(1,502	)(c)	196,582
Loans payable	60,227		276,500	(a)	336,727
Other liabilities	61,561	17,959	7,499	(c)	87,019

	1,903,107	604,225	252,580		2,759,912

Minority Interest	63,437		39,522	(a)	102,959

Shareholders’ Equity

Share capital	14,893	396,872	(396,872	)(a)	14,893
Treasury stock	(421,559)				(421,559)
Additional paid-in capital	590,934				590,934
Accumulated other comprehensive income	6,035		4,598	(d)	10,633
Retained earnings	260,296	527,241	(58,820	)(a)	270,030
			(32,576	)(c)
			(471,792	)(b)
			(4,598	)(d)
			50,280	(a)

	450,599	924,113	(909,781)		464,931

Total Liabilities & Shareholders’ Equity	$2,417,143	$1,528,338	$(617,679)		$3,327,802

Note a
To record the acquisition of Gordian by Enstar Group Limited using the purchase method of accounting. A summary of the adjustments is as follows:

Purchase price		$401,086
Direct costs of acquisitions		4,326

Total purchase price (cash of $128,912 and notes payable of $276,500)		405,412

Net assets acquired at fair value:
Cash and investments	872,755
Reinsurance balances receivable	99,645
Other assets	31,253
Losses and loss adjustment expenses	(509,638)
Insurance and reinsurance balances payable	(22,660)
Other liabilities	(15,663)

Net assets acquired at fair value		455,692

Excess of net assets over purchase price (negative goodwill)		$(50,280)

     Cash of $39,522 to fund the acquisition was provided by a third party who retained a minority interest in the transaction
Note b
To reflect the return of capital of $471,292 paid by Gordian to its former parent prior to completion of the acquisition
Note c
To record the fair value adjustments recorded as at date of acquisition
Note d
To record the adjustment required to conform to Enstar Group Limited’s accounting policy for investments.

ENSTAR GROUP LIMITED
UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED STATEMENTS OF EARNINGS
for the year ended December 31, 2007
(Expressed in thousands of U.S dollars, except per share data)

	Enstar Group	Gordian	Adjustment		Combined
	Limited		Entries
INCOME
Consulting fees	$31,918	$7,499	$		$39,417
Net investment income and net realized gains	64,336	59,600	(4,395	)(c)	119,541

	96,254	67,099	(4,395)		158,958

EXPENSES
Net reduction in loss and loss adjustment expense liabilities	(24,482)	(102,974)	19,833	(a)	(107,623)
Salaries and benefits	46,977	12,708			59,685
General and administrative expenses	31,413	10,717			42,130
Interest expense	4,876		28,461	(b)	33,337
Foreign exchange gain	(7,921)	(4,910)			(12,831)

	50,863	(84,459)	48,294		14,698

EARNINGS BEFORE INCOME TAXES AND MINORITY INTEREST	45,391	151,558	(52,689)		144,260

INCOME TAXES	7,441	(40,472)	1,319	(c)	(31,712)

MINORITY INTEREST	(6,730)				(6,730)

EARNINGS FROM CONTINUING OPERATIONS	$46,102	$111,086	$(51,370)		$105,818

Earnings per share — basic	$3.93				$9.02
Earnings per share — diluted	$3.84				$8.81

Weighted average shares outstanding — basic	11,731,908				11,731,908
Weighted average shares outstanding — diluted	12,009,683				12,009,683
Note a
Amortization of fair value adjustments
Note b
Represents the loan interest expense based on the assumption that the loan used to fund the acquisition was made on January 1, 2007
Note c
Represents the after tax impact of Gordian’s adoption of Enstar’s accounting policy for investments
Non-recurring credit
Not shown as part of the above pro-forma income statement is $50,280 of extraordinary gain relating to the negative goodwill recorded on the acquisition of Gordian